Exhibit 10(r)

Name of Grantee:
Grant Date:
Number of Shares:
Dollar Value of Award as of Grant Date:
Walmart Identification Number:

WAL-MART STORES, INC.
STOCK INCENTIVE PLAN OF 2015
RESTRICTED STOCK AWARD
NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD
These Restricted Stock Award Notification of Award and Terms and Conditions of Award, including any applicable special terms and conditions for your specific country set forth in the appendix attached hereto (jointly, the “Agreement”), contains the terms and conditions of the Restricted Stock (as defined in the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015, as may be amended from time to time (the “Plan”)) granted to you by Wal-Mart Stores, Inc., a Delaware corporation (“Walmart”), under the Plan.
All the terms and conditions of the Plan are incorporated into this Agreement by reference. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.
BY SIGNING OR ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU HEREBY ACKNOWLEDGE, UNDERSTAND, AGREE TO, AND ACCEPT THE FOLLOWING:
1.    Grant of Restricted Stock. Walmart has granted to you, effective on the Grant Date, the right to receive the number of Shares set forth above on the Vesting Date as further set forth in Paragraph 5 below, subject to certain vesting conditions. Before the Shares are vested and delivered to you, they are referred to in this Agreement as “Restricted Stock.”
2.    Plan Governs. The Restricted Stock and this Agreement are subject to the terms and conditions of the Plan. You are accepting the Restricted Stock, acknowledging receipt of a copy of the Plan and the prospectus covering the Plan, and acknowledging that the Restricted Stock and your participation in the Plan are subject to all the terms and conditions of the Plan and of this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any disputes or questions arising under the Plan.
3.    Payment. You are not required to pay for the Restricted Stock or the Shares underlying the Restricted Stock granted to you pursuant to this Agreement.
4.    Stockholder Rights. Your Restricted Stock will be held for you by Walmart until the applicable delivery date described in Paragraph 5. You shall have all the rights of a stockholder of Shares of Restricted Stock that vest. With respect to your unvested Restricted Stock:

A.you shall have the right to vote the Shares underlying your Restricted Stock on any matter as to which Shares have voting rights at any meeting of shareholders of Walmart;
B.you shall have the right to receive, free of vesting restrictions (but subject to applicable withholding taxes) all cash dividends paid with respect to such Shares underlying your Restricted Stock; and
C.any non-cash dividends and other non-cash proceeds of such Shares underlying your Restricted Stock, including stock dividends and any other securities issued or distributed in respect of such Shares underlying your Restricted Stock shall be subject to the same vesting and forfeiture conditions as are applicable to your Restricted Stock, and the term “Restricted Stock,” as used in this Agreement, shall also include any related stock dividends and other securities issued or distributed in respect of such Shares underlying your Restricted Stock.
5.    Vesting of Restricted Stock and Delivery of Shares.

A.	Vesting. Your Restricted Stock will vest as follows, provided you have not incurred a Forfeiture Condition described below:

Percentage of Restricted Stock Vesting	Vesting Date

B.Delivery of Shares. Upon the vesting of your Restricted Stock, subject to Paragraph 9 below, you shall be entitled to receive a number of Shares equal to the number of vested Restricted Stock, less any Shares withheld or sold to satisfy tax withholding obligations as set forth in Paragraph 10 below. The Shares shall be delivered to you as soon as administratively feasible, but in any event within 74 days of the Vesting Date. Such Shares will be deposited into an account in your name with a broker or other third party designated by Walmart. You will be responsible for all fees imposed by such designated broker or other third party designated by Walmart.
6.Forfeiture Conditions. Subject to Paragraph 8 below, the Shares underlying your Restricted Stock that would otherwise vest in whole or in part on a Vesting Date will not vest and will be immediately forfeited if, prior to the Vesting Date:

A.	your Continuous Status terminates for any reason (other than death or Disability, to the extent provided in Paragraph 8 below); or

B.	You have not executed and delivered to Walmart a Non-Disclosure and Restricted Use Agreement, in a form to be provided to you by Walmart.

Each of the events described in Paragraphs 6.A and 6.B above shall be referred to as a “Forfeiture Condition” for purposes of this Agreement. Furthermore, if applicable, you shall be advised if the Committee has determined that your acceptance of this Plan Award is further conditioned upon your execution and delivery to Walmart of a Post Termination Agreement and Covenant Not to Compete, in a form to be provided to you by Walmart. If applicable, the failure to execute and deliver such Post Termination Agreement and Covenant Not to Compete shall also be deemed a “Forfeiture Condition” for purposes of this Agreement. Upon the occurrence of a Forfeiture Condition, you shall have no further rights with respect to such Restricted Stock (including any cash dividends and non-cash proceeds related to the Restricted Stock for which the record date occurs on or after the date of the forfeiture) or the underlying Shares.
7.Administrative Suspension. If you are subject to an administrative suspension, vesting of your Restricted Stock may be suspended as of the date you are placed on administrative suspension. If you are not reinstated as an Associate in good standing at the end of the administrative suspension period, your Restricted Stock may be immediately forfeited and you shall have no further rights with respect to such Restricted Stock (including any cash dividends and non-cash proceeds related to the Restricted Stock for which the record date occurs on or after the date of the forfeiture) or the underlying Shares. If you are reinstated as an Associate in good standing at the end of the administrative suspension period, then the vesting of your Restricted Stock will resume as provided in Paragraph 5, and any Restricted Stock that would have vested while you were on administrative suspension will vest and the number of Shares corresponding to the vested Restricted Stock will be delivered to you as soon as administratively feasible, but in any event within 74 days of the end of the administrative suspension period which shall be considered the Vesting Date for purposes of this Paragraph 7.
8.Accelerated Vesting; Vesting Notwithstanding Termination of Continuous Status by Death or Disability.
A.Your Restricted Stock that would have become vested on a Vesting Date not more than 90 days after the date your Continuous Status is so terminated by reason of your death or Disability will become vested earlier than described in Paragraph 5 above, and such earlier vesting date shall be considered a Vesting Date for purposes of this Agreement. For purposes of this Paragraph 8, your Continuous Status will be considered terminated on the date of your death or the date on which your employment or other service relationship has been legally terminated by reason of your Disability.
B.If your Continuous Status is terminated due to your Disability, you agree to promptly notify the Walmart Global Equity team. For purposes of this Agreement, “Disability” shall mean that you would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of Walmart or, if different, the Affiliate that employs you (the “Employer”), regardless of whether you are covered by such policy. If Walmart or, if different, the Employer does not have a long-term disability policy, for purposes of this Agreement, “Disability” means that you are unable to carry out the responsibilities and functions of the position held by you by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. You shall not be considered to have incurred a Disability for purpose of this Paragraph 8 unless you furnish proof of such impairment sufficient to satisfy Walmart in its sole discretion.

C.Notwithstanding any provision of this Agreement, Walmart will not accelerate your Plan Award if Walmart has not received notification of your termination within such period of time that it determines, in its sole discretion, to be necessary to process the settlement of your Plan Award to avoid adverse tax consequences under Section 409A of the Code.
9.Deferral of Restricted Stock.
A.Mandatory Deferral. If Walmart reasonably anticipates that the delivery of Shares upon the vesting of Restricted Stock in any year, when considered with your other compensation, would result in Walmart’s inability to deduct the value of such Shares because of the limitation on deductible compensation under Code Section 162(m), then Walmart shall defer the delivery of such Shares until the first year in which Walmart reasonably anticipates that the related deduction will not be limited under Section 162(m) (the “First Non-162(m) Year”) in accordance with the Deferral Procedures under the Plan and Code Section 409A. However, if you have made an irrevocable election to defer such Shares to a date later than the First Non-162(m) Year, then Walmart shall not deliver such Shares in the First Non-162(m) Year, but shall instead deliver your Shares in accordance with your irrevocable election and the Deferral Procedures.
B.Elective Deferral of Restricted Stock. If you are eligible to defer delivery of the Shares underlying your Restricted Stock award to a future date in accordance with Section 7.8 of the Plan and rules and procedures relating thereto, you will be advised as to when any such deferral election must be made and the rules and procedures applicable to such deferral election.
10.    Taxes and Tax Withholding.
A.You agree to consult with any tax advisors you think necessary in connection with your Restricted Stock and acknowledge that you are not relying, and will not rely, on Walmart or any Affiliate for any tax advice. Please see Paragraph 10.F regarding Section 83(b) elections.
B. You acknowledge that, regardless of any action taken by Walmart or, if different, the Employer, the ultimate liability for all income tax, social insurance, pension, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by Walmart or the Employer. You further acknowledge that Walmart and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock, including, but not limited to, the grant, vesting or settlement of the Restricted Stock, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Walmart and/or the Employer (or your former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
C.Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Walmart and the Employer to satisfy all Tax-Related Items. In this regard, you authorize Walmart and/or the Employer or their respective agents, at their sole discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding of Shares to be issued upon settlement of the vested Restricted Stock. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the Restricted Stock and this Agreement, you authorize and direct: (a) Walmart and any broker or other third party designated by Walmart to sell on your behalf a whole number of Shares corresponding to the vested Restricted Stock that Walmart or the Employer determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items; and (b) Walmart and/or the Employer, or their respective agents, at their sole discretion, to satisfy the Tax-Related Items by any other method of withholding, including through withholding from your wages or other cash compensation paid to you by Walmart or any Affiliate.
D.Depending on the withholding method, Walmart or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. Further, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the Tax-Related Items. If as a result of withholding whole Shares, an excess amount of tax is withheld, such excess tax will be reported and paid to the applicable tax authorities or regulatory body. In the event that any excess amounts are withheld to satisfy the obligation for Tax-Related Items, you may be entitled to receive a refund of any over-withheld amount in the form of cash and will have no entitlement to the Share equivalent.
E.Finally, you agree to pay to Walmart or the Employer any amount of Tax-Related Items that Walmart or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Walmart may refuse to deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
F.By accepting this Agreement, you agree not to make a Code Section 83(b) election with respect to this award of Restricted Stock.
11.    Restricted Stock Not Transferable. The Restricted Stock may not be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to vesting of the Restricted Stock and the issuance of the underlying Shares. Any attempted action in violation of this Paragraph 11 shall be null, void, and without effect.
12.    Country-Specific Appendix. Notwithstanding any provision in these Restricted Stock Award Notification of Award and Terms and Conditions of Award to the contrary, the grant of Restricted Stock also shall be subject to any special terms and conditions as set forth in any appendix attached hereto (the “Appendix”) with respect to certain laws, rules, and regulations specific to your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Walmart determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix is incorporated by reference into these Restricted Stock Award

Notification of Award and Terms and Conditions of Award and, together, these documents constitute this Agreement.
13.    Nature of Plan Award. You further acknowledge, understand and agree that:
A.the Plan is established voluntarily by Walmart and is discretionary in nature;
B.the grant of Restricted Stock is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock or other awards, or benefits in lieu of Restricted Stock, even if restricted stock has been granted in the past;
C.all decisions with respect to future grants of Restricted Stock or other awards, if any, will be at the sole discretion of the Committee;
D.neither this Agreement nor the Plan creates any contract of employment with any entity involved in the management or administration of the Plan or this Agreement, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Walmart or the Employer, if different, to terminate your Continuous Status at any time, nor confer upon you the right to continue in the employ of Walmart or any Affiliate;
E.the Restricted Stock and the Shares underlying the Restricted Stock, and the income and value of same, relate exclusively to your Continuous Status during the vesting period applicable to your Restricted Stock;
F.nothing in this Agreement or the Plan creates any fiduciary or other duty owed to you by Walmart, any Affiliate, or any member of the Committee, except as expressly stated in this Agreement or the Plan;
G.you are voluntarily participating in the Plan;
H.the Restricted Stock and the Shares underlying the Restricted Stock, and the income and value of same, are not intended to replace any pension rights or compensation;
I.the Restricted Stock and the Shares underlying the Restricted Stock, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
J.unless otherwise agreed with Walmart, the Restricted Stock and the Shares underlying the Restricted Stock, and the income and the value of same, are not granted as consideration for, or in connection with, the service (if any) you may provide as a director of any Affiliate;
K.the future value of the Shares underlying the Restricted Stock is unknown, indeterminable and cannot be predicted with certainty;

L.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock resulting from the termination of your Continuous Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
M.in the event of the termination of your Continuous Status (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise set forth in this Agreement, your right to vest in the Restricted Stock under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and may not be extended by any notice period under local law (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of this Agreement (including whether you may still be considered to be providing services while on a leave of absence);
N.unless otherwise provided in the Plan or by Walmart in its discretion, the Restricted Stock and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock, the Shares underlying the Restricted Stock, or any such benefits transferred to, or assumed by, another company nor to be exchanged, or substituted for, in connection with any corporate transaction affecting the Shares underlying the Restricted Stock; and
O.if you are providing services outside the United States: neither Walmart nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock or of any amounts due to you pursuant to the settlement of the Restricted Stock or the subsequent sale of any Shares acquired upon settlement.
14.    No Advice Regarding Award. Walmart and/or its Affiliates are not providing any tax, legal or financial advice, nor are Walmart or any Affiliate making any recommendation regarding your participation in the Plan or the Shares acquired upon vesting. You are advised to consult with your personal tax, legal, and financial advisors regarding the decision to participate in the Plan and before taking any action related to the Plan.
15.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, Walmart and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that Walmart and its Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance identification number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in Walmart or an Affiliate, details of all Restricted Stock or any other awards granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that Data may be transferred to Merrill Lynch, Pierce, Fenner & Smith and its affiliates or such other stock plan service provider as may be selected by

Walmart in the future, which is assisting Walmart in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize Walmart, Merrill Lynch, Pierce, Fenner & Smith and any other possible recipients which may assist Walmart (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of Data as may be required to Walmart’s designated broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Continuous Status with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that Walmart would not be able to grant Restricted Stock or other Plan Awards to you or administer or maintain such Plan Awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.    Other Provisions.
A.Determinations regarding this Agreement (including, but not limited to, whether an event has occurred resulting in the forfeiture of or accelerated vesting of the Restricted Stock) shall be made by the Committee in its sole and exclusive discretion and in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive and binding on you and your successors and heirs.
B.Walmart reserves the right to amend, abandon or terminate the Plan, including this Agreement, at any time subject to Committee approval. Nothing in the Plan should be construed as to create any expectations that the Plan will be in force and effect for an indefinite period of time nor shall give rise to any claims to acquired rights or similar legal theories.
C.The Committee will administer the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among recipients and eligible Associates, whether or not such persons are similarly situated.
D.By accepting this Agreement, you agree to provide any information reasonably requested from time to time.
E.This Agreement shall be construed under the laws of the State of Delaware, without regard to its conflict of law provisions.

F.The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
G.If you receive this Agreement or any other documents related to your Plan Award or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English language version of such document will control.
H.Walmart may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Walmart or a third party designated by Walmart.
I.Walmart reserves the right to impose other requirements on your participation in the Plan, on your Plan Award, and the Shares underlying the Restricted Stock, to the extent Walmart determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
J.You acknowledge that a waiver by Walmart or an Affiliate of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provisions of the Plan or this Agreement, or of any subsequent breach by you or any other Associate.
K.You understand that your country may have insider trading and/or market abuse laws which may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined in the laws in your country). The restrictions applicable under these laws may be the same or different from Walmart’s insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and any applicable Walmart insider trading policy, and are advised to speak to your personal legal advisor on this matter.
L.You understand that you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of the your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements, and you are advised to consult your personal legal advisor on this matter.
M.Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Walmart shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Walmart shall, in its absolute discretion, deem necessary or advisable. You understand that Walmart is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Walmart may, without liability for its good faith actions, place legend restrictions upon Shares underlying your vested Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable U.S. or other securities laws and the terms of the Agreement and Plan. Further, you agree that Walmart shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws, rules or regulations applicable to issuance of Shares.

Grantee:

I acknowledge that the Plan and this Agreement have been made available to me and that I have read and understood these documents. I accept the terms and conditions of my Restricted Stock award as set forth in this Agreement, subject to the terms and conditions of the Plan.

______________________________________
Signature

Name (please print): ______________________________________

Agreed to and accepted this _____ day of _____________________, 2017

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